                                                                      EXHIBIT 12

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                 TWELVE MONTHS ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                     1997         1996        1995         1994          1993
                                  ----------    --------    --------    ----------    ----------
Fixed Charges as Defined:
   (1) Interest on Long-Term
       Debt.....................  $  320,845    $276,242    $279,491    $  265,494    $  304,462
   (2) Other Interest...........      77,112      33,738      21,586        25,076        15,145
   (3) Capitalized Interest.....       7,721
   (4) Distribution on Trust
       Securities...............      26,230
   (5) Preferred Dividends
       Factor of Subsidiary.....       3,360      33,619      44,933        51,718        52,399
   (6) Interest Component of
       Rentals Charged to
       Operating Expense .......       5,692         942       3,102         3,951         4,449
                                  ----------    --------    --------    ----------    ----------
   (7) Total Fixed Charges......  $  440,960    $344,541    $349,112    $  346,239    $  376,455
                                  ==========    ========    ========    ==========    ==========
Earnings as Defined:
   (8) Income from Continuing
       Operations...............  $  421,110    $404,944    $397,400    $  423,985    $  440,531
   (9) Income Taxes for
       Continuing Operations....     206,374     200,165     199,555       230,424       228,863
  (10) Fixed Charges (line 7)...     440,960     344,541     349,112       346,239       376,455
  (11) Capitalized Interest
       (Line 3).................      (7,721)
                                  ----------    --------    --------    ----------    ----------
  (12) Income from Continuing
       Operations Before Income
       Taxes and Fixed
       Charges..................  $1,060,723    $949,650    $946,067    $1,000,648    $1,045,849
                                  ==========    ========    ========    ==========    ==========
Preferred Dividends Factor of
  Subsidiary:
  (13) Preferred Stock Dividends
       of Subsidiary............  $    2,255    $ 22,563    $ 29,955    $   33,583    $   34,473
  (14) Ratio of Pre-Tax Income
       from Continuing
       Operations to Income from
       Continuing Operations
       (line 8 plus line 9
       divided, (line 8)........        1.49        1.49        1.50          1.54          1.52
                                  ----------    --------    --------    ----------    ----------
  (15) Preferred Dividends
       Factor of Subsidiary
       (line 14 times line 13)
       .........................  $    3,360    $ 33,619    $ 44,933    $   51,718    $   52,399
                                  ==========    ========    ========    ==========    ==========
Ratio of Earnings from
  Continuing Operations to Fixed
  Charges Before Cumulative
  Effect of Change in Accounting
  (line 12 divided by line 7)...        2.41        2.76        2.71          2.89          2.78
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